Exhibit 10.1

MODUSLINK GLOBAL SOLUTIONS, INC.

SUMMARY OF FY2010 PERFORMANCE-BASED RESTRICTED STOCK BONUS PLAN

On September 23, 2009, the Human Resources and Compensation Committee of the Board of Directors of ModusLink Global Solutions, Inc. established a performance-based restricted stock bonus plan pursuant to which grants of restricted shares of ModusLink Global Solutions common stock may be made to certain executive officers of ModusLink Global Solutions (as defined by Section 16 of the Securities Exchange Act of 1934, as amended).

Subject to the achievement of pre-determined threshold, target and maximum levels of Operating Income in fiscal year 2010, the executive officers would receive restricted shares (with a straight line sliding scale being applied between levels) of ModusLink Global Solutions common stock as follows:

	Number of Shares
Name	Threshold	Target	Maximum
Joseph C. Lawler	12,500	50,000	100,000
Steven G. Crane	2,250	9,000	18,000
Peter L. Gray	2,250	9,000	18,000
William R. McLennan	3,750	15,000	30,000
David J. Riley	2,250	9,000	18,000

No awards will be made under the plan if the threshold level of Operating Income is not achieved. The issuance of the restricted shares of ModusLink Global Solutions common stock would be made, if at all, on the third business day following the day ModusLink Global Solutions publicly releases its financial results for the fiscal year ending July 31, 2010. Any awards under this bonus plan would vest in three equal installments, on the first, second and third anniversaries of the grant date provided the recipient remains employed by ModusLink Global Solutions, or a subsidiary of ModusLink Global Solutions, on each such vesting date.